EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Carlyle Commitments Master Fund, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$59,374,000	(a)	0.01102%	$6,543.01	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$59,374,000	(a)
Total Fees Due for Filing				$6,543.01
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$6,543.01	(b)

(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.

(b)	Calculated at 0.01102% of the Transaction Valuation.